Exhibit 99.2

FENNEC ANNOUNCES PRELIMINARY RESULTS OF SIOPEL 6 STUDY ON PEDMARKTM (sodium thiosulfate) TO BE PRESENTED AT THE 49TH CONGRESS OF THE INTERNATIONAL SOCIETY OF PEDIATRIC ONCOLOGY (SIOP) 2017 MEETING

•	SIOPEL 6 shows that the addition of sodium thiosulfate significantly reduces the incidence of cisplatin-induced hearing loss without any evidence of tumor protection
•	Among the first 94 evaluable patients, hearing loss occurred in 29/44=65.9% under Cisplatin Arm and in 19/50=38.0% under Cis+STS Arm, corresponding to a relative risk of 0.57 (P=0.0069)
•	Late Breaker Oral Presentation on Saturday, October 14, 2017 during SIOP 2017 in Washington, DC

Research Triangle Park, NC, September 13, 2017– Fennec Pharmaceuticals Inc. (TSX: FRX, NASDAQ: FENC), a specialty pharmaceutical company focused on the development of PEDMARKTM (a unique formulation of sodium thiosulfate) for the prevention of platinum-induced ototoxicity in pediatric patients, announced today that the SIOP conference committee has advised of the acceptance of a SIOPEL 6 abstract for presentation during the late breaker session on Saturday, October 14, 2017 at SIOP 2017 in Washington, DC.

In particular, Penelope Brock, M.D., PhD, International Chair of SIOPEL, will present “SODIUM THIOSULFATE (STS) AS OTOPROTECTANT TO REDUCE THE INCIDENCE OF CISPLATIN-INDUCED HEARING LOSS: FINAL RESULTS OF THE SIOPEL 6 TRIAL FOR STANDARD RISK HEPATOBLASTOMA (SR-HB).”

Details of Abstract 20 of the late breaker session posted on the SIOP 2017 website today are as follows:
Place: Marriott Wardman Park Hotel, Marriott Salon 2

Date and Time: October 14, 2017, 17:30-17:45

Background / Objectives:

Background: Bilateral high-frequency hearing loss is a serious permanent side-effect of cisplatin therapy; particularly debilitating when occurring in young children. STS has been shown to reduce cisplatin induced hearing loss. SIOPEL 6 is a phase III randomised trial to assess the efficacy of STS in reducing ototoxicity in young children treated with cisplatin (Cis) for SR-HB.

Design / Methods:

Methods: Newly diagnosed patients with SR-HB, defined as tumour limited to PRETEXT I, II or III, no portal or hepatic vein involvement, no intra-abdominal extrahepatic disease, AFP >100ng/ml and no metastases, were randomised to Cis or Cis+STS for 4 preoperative and 2 postoperative courses. Cisplatin 80mg/m2 was administered over 6 hours, STS 20g/m2 was administered intravenously over 15 minutes exactly 6 hours after stopping cisplatin. Tumour response was assessed after 2 and 4 preoperative cycles with serum AFP and liver imaging. In case of progressive disease (PD), STS was to be stopped and doxorubicin 60mg/m2 combined to cisplatin. The primary endpoint is centrally reviewed absolute hearing threshold, at the age of ≥3.5 years by pure tone audiometry.

Results:

Results: One hundred and nine randomised patients (52 Cis and 57 Cis+STS) are evaluable. The combination of Cis+STS was generally well tolerated. With a follow up of 52months, 3yr EFS is Cis 80.4% (95%CI 66.6%-88.9%) and Cis+STS 81.9% (68.8%-89.9%); 3yr OS is Cis 92.3% (80.8%-97.0%) and Cis+STS 98.2% (87.8%-99.7%). Treatment failure defined as PD at 4 cycles was equivalent in both arms. Among the first 94 evaluable patients, hearing loss occurred in 29/44=65.9% under Cis and in 19/50=38.0% under Cis+STS, corresponding to a relative risk of 0.57(P=0.0069). Results will be updated.

Conclusions:

Conclusion: This randomised phase III trial in SR-HB of cisplatin versus cisplatin plus sodium thiosulfate shows that the addition of sodium thiosulfate significantly reduces the incidence of cisplatin-induced hearing loss without any evidence of tumour protection.

About PEDMARKTM (sodium thiosulfate/STS)

Cisplatin and other platinum compounds are essential chemotherapeutic components for many pediatric malignancies.  Unfortunately, platinum-based therapies cause ototoxicity in many patients, and are particularly harmful to the survivors of pediatric cancer.

In the U.S. and Europe there is estimated that over 7,000 children are diagnosed with local cancers that may receive platinum based chemotherapy. Localized cancers that receive platinum agents may have overall survival rates of greater than 80% further emphasizing the quality of life after treatment. The incidence of hearing loss in these children depends upon the dose and duration of chemotherapy, and many of these children require lifelong hearing aids. There is currently no established preventive agent for this hearing loss and only expensive, technically difficult and sub-optimal cochlear (inner ear) implants have been shown to provide some benefit. Infants and young children at critical stages of development lack speech language development and literacy, and older children and adolescents lack social-emotional development and educational achievement.

STS has been studied by cooperative groups in two Phase 3 clinical studies of survival and reduction of ototoxicity, The Clinical Oncology Group Protocol ACCL0431 and SIOPEL 6. Both studies are closed to recruitment. The COG ACCL0431 protocol enrolled one of five childhood cancers typically treated with intensive cisplatin therapy for localized and disseminated disease, including newly diagnosed hepatoblastoma, germ cell tumor, osteosarcoma, neuroblastoma, and medulloblastoma. SIOPEL 6 enrolled only hepatoblastoma patients with localized tumors.

About Fennec Pharmaceuticals

Fennec Pharmaceuticals, Inc., is a specialty pharmaceutical company focused on the development of Sodium Thiosulfate (STS) for the prevention of platinum-induced ototoxicity in pediatric patients. STS has received Orphan Drug Designation in the US in this setting. For more information, please visit www.fennecpharma.com.

Forward looking statements

Except for historical information described in this press release, all other statements are forward-looking. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that regulatory and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2016. Fennec Pharmaceuticals, Inc. disclaims any obligation to update these forward-looking statements except as required by law.

The scientific information discussed in this news release related to PEDMARKTM is preliminary and investigative. Such product candidates are not approved by the U.S. Food and Drug Administration, Health Canada or other regulatory body and no conclusions can or should be drawn regarding the safety or effectiveness of such product candidate.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

For further information, please contact:

Rosty Raykov

Chief Executive Officer

Fennec Pharmaceuticals Inc.

T: (919) 636-5144